Exhibit 15.1

July 22, 1997



Freeport-McMoRan Resource Partners, Limited Partnership
1615 Poydras Street
New Orleans, LA  70112

Gentlemen:

We are aware that Freeport-McMoRan Resource Partners, Limited Partnership has incorporated by reference in its Registration Statement (File No. 33-37441) its Form 10-Q for the quarter ended
June 30, 1997, which includes our report dated July 22, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

Arthur Andersen LLP